SUB-ADVISORY AGREEMENT
                               NATIONS FUND, INC.


              THIS AGREEMENT is made as of this 1st day of January, 1996, by and among NATIONSBANC ADVISORS, INC., a North Carolina corporation (the "Adviser"), TRADESTREET INVESTMENT ASSOCIATES, INC., a Maryland corporation (the "Sub-Adviser"), and NATIONS FUND, INC., a Maryland corporation (the "Company"), on behalf of those portfolios of the Company now or hereafter identified on
Schedule I hereto (each a "Fund" and collectively, the "Funds").

                                    RECITALS

              WHEREAS, the Company is registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended (the "1940 Act") as an open-end, series management investment company; and

              WHEREAS, the Adviser is registered with the Commission under the Investment Advisers Act of 1940, as amended (the "Advisers Act") and engages in the business of acting as an investment adviser; and

              WHEREAS, the Sub-Adviser also is registered with the Commission under the Advisers Act as an investment adviser; and

              WHEREAS, the Adviser and the Company have entered into an Investment Advisory Agreement of even date herewith (the "Investment Advisory Agreement"), pursuant to which the Adviser shall act as investment adviser with respect to the Funds; and

              WHEREAS, pursuant to such Investment Advisory Agreement, the Adviser, with the approval of the Company, wishes to retain the Sub-Adviser for purposes of rendering advisory services to the Adviser and the Company in connection with the Funds upon the terms and conditions hereinafter set forth;

              NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

              1. Appointment of Sub-Adviser. The Adviser hereby appoints, and the Company hereby approves, the Sub-Adviser to render investment research and advisory services to the Adviser and the Company with respect to the Funds, under the supervision of the Adviser and subject to the policies and control of the Company's Board of Directors, and the Sub-Adviser hereby accepts such appointment, all subject to the terms and conditions contained herein.

              2. Investment Services. The specific duties of the Adviser delegated to the Sub-Adviser shall be the following:

                            (a) obtaining and evaluating pertinent information
              about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Funds specifically, and whether concerning the individual issuers whose securities are included in the Funds or the activities in which such issuers engage, or with respect to securities which the Adviser or Sub-Adviser considers desirable for inclusion in the Funds;

                            (b) investing and reinvesting, on an ongoing basis,
              assets held in the Funds in strict accordance with the investment policies of the Funds as set forth in the registration statement of the Company with respect to the Funds, as the same may be amended from time to time;

                            (c) in accordance with policies and procedures
              established by the Board of Directors of the Company and the Adviser, selecting brokers and dealers to execute portfolio transactions for the Funds and selecting the markets on or in which the transactions will be executed;

                            (d) voting, either in person or by general or
              limited proxy, or refraining from voting, any securities held in the Funds for any purposes; exercising or selling any subscription or conversion rights; consenting to and joining in or opposing any voting trusts, reorganizations, consolidations, mergers, foreclosures and liquidations and in connection therewith, depositing securities, and accepting other property received therefor; and

                            (e) performing other acts necessary or appropriate
              in connection with the proper management of the Funds, consistent with its obligations hereunder, and as may be directed by the Adviser and/or the Company's Board of Directors.

              3. Control by Board of Directors. As is the case with respect to the Adviser under the Investment Advisory Agreement, any investment activities undertaken by the Sub-Adviser pursuant to this Agreement, as well as any other activities undertaken by the Sub-Adviser with respect to the Funds, shall at all times be subject to any directives of the Board of Directors of the Company.

              4. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Sub-Adviser shall at all times conform to:

                            (a) all applicable provisions of the 1940 Act, the
              Advisers Act and any rules and regulations adopted thereunder;

                            (b) the provisions of the registration statement of
              the Company applicable to the Funds, as the same may be amended from time to time, under the Securities Act of 1933 and the 1940 Act;

                            (c) the provisions of the Articles of Incorporation
              of the Company, as the same may be amended from time to time;

                            (d) the provisions of the By-Laws of the Company, as
              the same may be amended from time to time;

                            (e) any other applicable provisions of state or
              federal law.

              In addition, any code of ethics adopted by the Sub-Adviser pursuant to Rule 17j-1 under the 1940 Act shall include policies, prohibitions and procedures which substantially conform to the recommendations regarding personal investing approved by the Board of Governors of the Investment Company Institute on June 30, 1994, as such recommendations may be amended from time to time.

              5. Broker-Dealer Relationships. The Sub-Adviser is responsible for the purchase and sale of securities for the Funds, broker-dealer selection, and negotiation of brokerage commission rates. The Sub-Adviser's primary consideration in effecting a security transaction will be to obtain the best price and execution. In selecting a broker-dealer to execute each particular transaction for a Fund, the Sub-Adviser will take the following into consideration: the best net price available, the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the Fund on a continuing basis. Accordingly, the price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies as the Adviser or the Company's Board of Directors may from time to time determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Sub-Adviser with respect to the Fund and to other clients of the Sub-Adviser. The Sub-Adviser is further authorized to allocate the orders placed by it on behalf of the Funds to brokers and dealers who also provide research or statistical material, or other services to the Funds or to the Sub-Adviser. Such allocation shall be in such amounts and proportions as the Sub-Adviser shall determine, and the Sub-Adviser will report on said allocations regularly to the Adviser and to the Board of Directors of the Company indicating the brokers to whom such allocations have been made and the basis therefor.

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              6. Compensation. The Adviser shall pay the Sub-Adviser, as compensation for services rendered hereunder, fees, payable monthly, at the annual rates indicated on Schedule I hereto, as such Schedule may be amended or supplemented from time to time. It is understood that the Adviser shall be responsible for the Sub-Adviser's fee for its services hereunder, and the Sub-Adviser agrees that it shall have no claim against the Company or the Funds with respect to compensation under this Agreement.

              The average daily net asset value of the Funds shall be determined in the manner set forth in the Articles of Incorporation and registration statement of the Company, as amended from time to time.

              7. Expenses of the Funds. All of the ordinary business expenses incurred by the Company in the operations of the Funds and the offering of their shares shall be borne by the Funds unless specifically provided otherwise in this Agreement. These expenses borne by the Funds include but are not limited to brokerage commissions, taxes, legal, auditing, or governmental fees, the cost of preparing share certificates, custodian, transfer agent and shareholder service agent costs, expenses of issue, sale, redemption and repurchase of shares, directors and shareholder meetings, the cost of preparing and distributing reports and notices to shareholders, the fees and other expenses incurred by the Funds in connection with membership in investment company organizations and the cost of printing copies of prospectuses and statements of additional information distributed to the Funds' shareholders.

              8. Expense Limitation. If, for any fiscal year of a Fund, the amount of the aggregate advisory fee which the Company would otherwise be obligated to pay with respect to the Fund is reduced pursuant to expense limitation provisions of the Investment Advisory Agreement, the fee which the Sub-Adviser would otherwise receive pursuant to this Agreement shall be reduced proportionately.

              9. Non-Exclusivity. The services of the Sub-Adviser to the Adviser and the Company with respect to the Fund are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory and administrative or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the officers and directors of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment advisory companies.

              10. Records. The Sub-Adviser shall, with respect to the orders the Sub-Adviser places for the purchases and sales of portfolio securities of the Funds, maintain or arrange for the maintenance of the documents and records required pursuant to Rule 31a-1 under the 1940 Act as well as such records as the Funds' administrator reasonably requests to be maintained, including, but not limited to, trade tickets and confirmations for portfolio trades. All such records shall be maintained in a form acceptable to the Funds and in compliance with the provisions of Rule 31a-1. All such records will be the property of the Funds and will be available for inspection and use by the Adviser or the Funds upon request. The Sub-Adviser will promptly notify the Adviser and the Fund's administrator if it experiences any difficulty in maintaining the records in an accurate and complete manner.

              11. Term and Approval. This Agreement shall become effective with respect to each Fund when approved in accordance with the requirements of the 1940 Act, and shall thereafter continue in force and effect for one year, and may be continued from year to year with respect to each Fund thereafter, provided that the continuation of the Agreement is specifically approved at least annually:

                     (a) (i) by the Company's Board of Directors or (ii) by the
              vote of "a majority of the outstanding voting securities" of the Fund (as defined in Section 2(a)(42) of the 1940 Act); and

                     (b) by the affirmative vote of a majority of the Directors of the Company who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of a party to this Agreement (other than as Directors of the Company), by votes cast in person at a meeting specifically called for such purpose.

              12. Termination. This Agreement may be terminated at any time with respect to a Fund, without the payment of any penalty, by vote of the Company's Board of Directors or by vote of a majority of the Fund's outstanding voting securities, or by the Adviser or by the Sub-Adviser, on sixty (60) days' written notice to the other parties to this Agreement. Any party entitled to notice may waive the notice provided for herein. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for purposes of this paragraph having the meaning defined in Section 2(a)(4) of the 1940 Act.

              13. Liability of Sub-Adviser. In the absence of willful misfeasance, bad faith, negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Adviser or any of its officers, directors, employees or agents, the Sub-Adviser shall not be subject to liability to the Adviser or to the Company for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

              14. Indemnification. In the absence of willful misfeasance, bad faith, negligence or reckless disregard of duties hereunder on the part of the Sub-Adviser, or any officers, directors, employees or agents thereof, the Company hereby agrees to indemnify and hold harmless the Sub-Adviser against all claims, actions, suits or proceedings at law or in equity whether brought by a private party or a governmental department, commission, board, bureau, agency or instrumentality of any kind, arising from the advertising, solicitation, sale, purchase or pledge of securities, whether of the Funds or other securities, undertaken by the Funds, their officers, directors, employees, agents or affiliates, resulting from any violations of the securities laws, rules, regulations, statutes and codes, whether federal or of any state, by the Funds, their officers, directors, employees or affiliates. Federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and nothing herein shall constitute a waiver or limitation of any rights which a Fund may have and which may not be waived under any applicable federal and state securities laws.

              15. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to such address as may be designated for the receipt of such notice, with a copy to the Company. Until further notice, it is agreed that the address of the Company shall be 111 Center Street, Little Rock, Arkansas 72201; that of the Sub-Adviser shall be One NationsBank Plaza, Charlotte, North Carolina 28255; and that of the Adviser shall be One NationsBank Plaza, Charlotte, North Carolina 28255.

              16. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act or the Advisers Act shall be resolved by reference to such term or provision of the 1940 Act or the Advisers Act and to interpretations thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act or the Advisers Act. In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

              17. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement affecting a Fund shall be effective until approved by vote of a majority of the outstanding voting securities of such Fund. However, this shall not prevent the Sub-Adviser from reducing, limiting or waiving its fee.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in triplicate by their respective officers on the day and year first written above.


                                     NATIONS FUND, INC.,
                                     on behalf of the Funds

                                     By:   /s/ A. Max Walker
                                        -------------------------------------
                                          A. Max Walker
                                          President and Chairman of the
                                          Board of Directors



                                     NATIONSBANC ADVISORS, INC.
                                     By:  /s/ Mark H. Williamson
                                        ------------------------------------
                                          Mark H. Williamson
                                          President and Director



                                     TRADESTREET INVESTMENT
                                     ASSOCIATES, INC.

                                     By:   /s/ Andrew M. Silton
                                        ---------------------------------------
                                          Andrew M. Silton
                                          President and Director

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                                   SCHEDULE I

      The Adviser shall pay the Sub-Adviser as full compensation for services provided and expenses assumed hereunder a sub-advisory fee for each Fund, computed daily and payable monthly at the annual rates listed below as a percentage of the average daily net assets of the Fund:

              Fund                                        Rate of Compensation

Nations Prime Fund                                               0.055%
Nations Treasury Fund                                            0.055%
Nations Equity Income Fund                                       0.20%
Nations Small Company Fund                                       0.25%


Approved:  December 9, 1997
Last Amended:  June 8, 2001

IN WITNESS WHEREOF, the parties hereto have caused this amended Schedule I to be executed by their officers designated below as of the 8th day of June, 2001.


                              NATIONS FUND, INC.,
                              on behalf of the Funds


                               By:    /s/ Richard H. Blank, Jr.
                                    ---------------------------
                                    Richard H. Blank, Jr.
                                    Secretary


                              BANC OF AMERICA ADVISORS, LLC
                              (formerly NationsBanc Advisors, Inc.)


                               By:    /s/ Robert H. Gordon
                                    ----------------------
                                    Robert H. Gordon
                                    President


                              BANC OF AMERICA CAPITAL
                              MANAGEMENT, LLC
                              (formerly TradeStreet Investment Associates, Inc.)


                               By:    /s/ Michael E. Kenneally
                                    --------------------------
                                    Michael E. Kenneally
                                    President